EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3, dated as of March 20, 2024 (this “Amendment”), to the Credit Agreement, dated as of May 27, 2021, between TWEEDY, BROWNE FUND INC., a Maryland corporation (the “Company”; the Company acting on behalf of and for the account of each series or portfolio thereof listed on Schedule 1 to the Credit Agreement, each a “Borrower”) and THE BANK OF NEW YORK MELLON (the “Bank”), as amended, supplemented, or otherwise modified by Amendment No. 1 to Credit Agreement, dated as of March 23, 2022 and Amendment No. 2, dated as of March 22, 2023 (as the same may be further amended, supplemented, or otherwise modified, the “Credit Agreement”).

Recitals

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrowers desires to amend the Credit Agreement, and the Bank has agreed thereto, in each case upon the terms and conditions herein contained.

Agreements

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “March 20, 2024” contained therein with the date “April 17, 2024”.

2.  Paragraph 1 of this Amendment shall not be effective until the earliest date upon which each of the following conditions shall be satisfied (the “Amendment Effective Date”):

(a)  the Bank shall have received from each Borrower either (i) a counterpart of this Amendment executed on behalf of the such party or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission (in printable format) of a signed signature page of this Amendment) that such party has executed a counterpart of this Amendment;

(b)  the Bank shall have received a certificate, dated the Amendment Effective Date, signed by authorized representatives of each Borrower, in all respects satisfactory to the Bank (i) certifying as to the incumbency of authorized persons of such Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Managing Body of such Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date, and (iii) certifying that none of such Borrower’s Organization Documents have been amended, supplemented or otherwise modified since March 22, 2023, or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification;

(c)  the Bank shall have received such documents and information as the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d)  the Borrowers shall have paid all out-of-pocket costs and expenses of the Bank (including the reasonable fees and disbursements of counsel to the Bank) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment on or prior to the Amendment Effective Date.

3.  Each Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation, and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the Amendment Effective Date, no Default has occurred and is continuing, and (2) the representations and warranties of such Borrower contained in the Amended Credit Agreement and the other Loan Documents to which it is a party are true on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4.  Except as amended by this Amendment, the Loan Documents shall remain in full force and effect, and no amendment, supplement or other modification in respect of any term or condition of any Loan Document shall be deemed to be an amendment, supplement or other modification in respect of any other term or condition contained in any Loan Document.

5.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart executed and delivered (including by facsimile, or by e-mail transmission of a signed signature page of this Amendment) by the party to be charged. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and such Borrower, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original,

Tweedy, Browne – Amendment No. 3 to Credit Agreement

and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

6.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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Tweedy, Browne – Amendment No. 3 to Credit Agreement

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed on its behalf by its duly authorized representative as of the date first above written.

TWEEDY, BROWNE FUND INC., acting on behalf of and for the account of each Fund

By:	/s/ Roger R. de Bree

Name:	Roger R. de Bree

Title:	Treasurer

Tweedy, Browne – Amendment No. 3 to Credit Agreement

THE BANK OF NEW YORK MELLON

By: /s/ Joanne Carey
Name: Joanne Carey
Title: Director

Tweedy, Browne – Amendment No. 3 to Credit Agreement